PROSPECTUS Dated June 2, 1997                       Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-27919
Dated June 17, 1997                                       Dated January 16, 1998
                                                              Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
            Euro Floating Rate Senior Bearer Notes Due February 2000
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due February 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:       ITL 100,000,000,000

Maturity Date:          February 9, 2000; provided that if such day is not a
                        Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity
                        Date.

Settlement and Issue
  Date:                 February 9, 1998

Interest Accrual
  Date:                 February 9, 1998

Issue Price:            100%

Specified Currency:     Italian Lira

Redemption Percentage
  at Maturity:          100%

Base Rate:              LIBOR.  See also "Interest Rate" below.

Spread (Plus
  or Minus):            Plus 0.75% per annum.  See also "Interest Rate" below.

Spread Multiplier:      N/A

Alternate Rate
  Event Spread:         N/A

Index Currency:         Italian Lira

Index Maturity:         6 months

Interest Rate:          LIBOR plus 0.75% per annum times N/360, subject to the
                        Minimum Interest Rate. N is the number of calendar days in the Interest Payment Period on which 6 month ITL
                        LIBOR for such day (the "Calculation Rate") is at or above 4.25%; provided that the Calculation Rate for a calendar day that is not a Business Day will be the Calculation Rate for the immediately preceding Business
                        Day; and provided further that the Calculation Rate for the fifth Business Day immediately preceding an Interest
                        Payment Date will be the Calculation Rate for each calendar day from and including such fifth preceding
                        Business Day to but excluding such Interest Payment
                        Date.

Maximum Interest Rate:  N/A

Minimum Interest Rate:  2.00%

Initial Redemption
  Date:                 N/A

Initial Redemption
  Percentage:           N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Total Amount of OID:     None

Original Yield to
Maturity:                N/A

Initial Accrual
  Period OID:            N/A

Interest Payment Dates: Each February 9 and August 9, commencing August 9, 1998
                        (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment
  Period:               Semi-annually

Initial Interest Rate:  The initial 6 month LIBOR rate that is subject to the formula under "Interest Rate" will be
                        determined 2 London Banking Days prior to the date of
                        issuance.
Initial Interest
  Reset Date:           August 9, 1998; provided that if such day is not a
                        Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial
                        Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:   Each Interest Payment Date

Interest Reset Periods: he period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date.

Reporting Service:      Telerate 3740

Business Days:          Milan, London, New York

Agent:                  Morgan Stanley &Co. International
                        Limited

Calculation Agent:      The Chase Manhattan Bank (London Branch)

Paying Agent:           The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:    Morgan Stanley & Co. International Limited

Denominations:          ITL 10,000,000

Common Code:            008393982

ISIN:                   XS0083939826

Other Provisions:       N/A

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER